UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2022

EverQuote, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38549	26-3101161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Broadway Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 522-3444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	EVER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2022, EverQuote, Inc. (the “Company”) entered into a Loan and Security Modification Agreement (the “Amended Loan Agreement”) with Western Alliance Bank (the “Lender”), which provides for a revolving line of credit of $35,000,000, replacing the Company’s previous revolving line of credit with the Lender of $25,000,000, which otherwise would have expired in August 2022. In addition, the Amended Loan Agreement provides the Company with access to a term loan of up to $10,000,000 which is available to commence with borrowing through December 31, 2023, and which carries a fixed maturity date of June 30, 2027.

Under the Amended Loan Agreement, borrowings under the revolving line of credit cannot exceed 85% of eligible accounts receivable balances and bear interest at the greater of 4.25% or the prime rate. Additionaly the term loan shall bear interest at the prime rate plus 0.25%. In an event of default, as defined in the Amended Loan Agreement, and until such event is no longer continuing, the interest rate to be charged would be the rate otherwise applicable to borrowings under the Amended Loan Agreement plus 5.00%.

Borrowings under the revolving line of credit under the Amended Loan Agreement are repayable in monthly interest-only payments until the maturity date of the loan, which is July 15, 2025. The Company may prepay any revolving line of credit advances without a penalty or premium. Borrowings under the term loan of the Amended Loan Agreement are repayable in monthly interest-only payments through December 31, 2023. Commencing on January 1, 2024, the term loan is payable in forty-two (42) equal monthly installements of the then outstanding principal and accrued interest. The Company may prepay all, but not less than all, of any outstanding principal with respect to advances made under the the term loan provided that such outstanding principal is paid in full along with any accrued but unpaid interest to date plus certain fees payable under the Amended Loan Agreement.

Borrowings are collateralized by substantially all of the Company’s assets and property. Under the Amended Loan Agreement, the Company has agreed to affirmative and negative covenants to which the Company will remain subject until maturity. The covenants include limitations on the Company’s ability to incur additional indebtedness and engage in certain fundamental business transactions, such as mergers or acquisitions of other businesses. In addition, under the Amended Loan Agreement and through December 31, 2023, the Company is required to maintain a minimum asset coverage ratio of 1.5 to 1 calculated as the sum of unrestricted cash and qualified accounts receivable divided by all borrowings outstanding under the Amended Loan Agreement. In addition, after December 31, 2023, the company is required to maintain, and test on a quarterly basis, a fixed charge coverage ratio and a leverage ratio. the fixed charge coverage ratio is measured as the Company’s ratio of (i) trailing twelve-month “EBITDA” (as defined in the Amended Loan Agreement) Less capital expenditures, less cash taxes, to (ii) trailing twelve-month interest and principal payments to Lender, of at least 1.25 to 1.00. The leverage ratio is measured as the Company’s ratio of (i) outstanding obligations owing to Lender, to (ii) trailing twelve-month EBITDA, of not more than 3.00 to 1.00.

The Company’s obligations under the Amended Loan Agreement are subject to acceleration upon occurrence of specified events of default, including payment defaults, insolvency events, failure to comply with covenants and material adverse events with respect to, among other things, the Company’s business, operations, assets or condition.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Amended Loan Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Modification Agreement dated July 15, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERQUOTE, INC.

Date: July 19, 2022	By:	/s/ David Mason
David Mason
Secretary and General Counsel